                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No. 333-86617


PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED SEPTEMBER 17, 1999)


                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                     UP TO 1,485,000 SHARES OF COMMON STOCK


     This Prospectus Supplement supplements information contained in our Prospectus dated September 17, 1999 (the "PROSPECTUS") relating to the potential sale from time to time of up to 1,485,000 shares of our Common Stock. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used in this Prospectus Supplement, but not defined herein, have the meanings assigned to such terms in the Prospectus.

     The following table modifies and supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders and the respective number of shares of common stock beneficially owned by such Selling Stockholder that may be offered pursuant to the Prospectus:


--------------------------------------------------------------------------------------------------
                                                NUMBER OF SHARES                MAXIMUM NUMBER OF
NAME OF SELLING STOCKHOLDER                  BENEFICIALLY OWNED(1)(2)           SHARES OFFERED(2)
--------------------------------------------------------------------------------------------------
Aaron Daniels                                         7,500                           7,500
--------------------------------------------------------------------------------------------------
Rhoda L. Glasser                                      7,500                           7,500
--------------------------------------------------------------------------------------------------
Steven Vallespir                                     15,000                          15,000
--------------------------------------------------------------------------------------------------
Other Shareholders                                   15,000                          15,000
--------------------------------------------------------------------------------------------------

     Because the Selling Stockholders listed above and in the Prospectus under the caption "Selling Stockholders" may, pursuant to the Prospectus, as supplemented, offer all or some portion of their shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the Selling Stockholders upon termination of any such sales.

     Furthermore, the Selling Stockholders identified in the table set forth under the caption "Selling Stockholders" in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their shares of our common stock since the date on which they provided us with information regarding their common stock ownership. We have not made any independent inquiries as to the foregoing.

-----------------------------
1. Each selling stockholder beneficially owns less than 1% of our outstanding common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of May 1, 2000, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage held by any other person.

2. Includes (i) up to an aggregate of 6000 shares issuable upon the call or conversion of Series B Preferred Stock and (ii) 12,000 shares issuable upon the exercise of Series G Warrants.


       UNLESS OTHERWISE NOTED, ALL INFORMATION PROVIDED IN THIS PROSPECTUS
                        SUPPLEMENT IS AS OF MAY 5, 2000.